New York, New York, July 28, 1998 ( Gryphon Holdings Inc. announced today that its Board of Directors has approved an amendment of its Shareholder Rights Plan. The amendment to the Rights Plan provides that the rights will be exercisable and will trade separately from shares of the Company's Common Stock if a person (an "Acquiring Person") acquires beneficial ownership of 10% or more (as opposed to 20% or more under the terms of the Rights Plan prior to amendment) of the shares of the Company's Common Stock or commences a tender or exchange offer that would result in such a person owning 10% or more of the Company's Common Stock. The amendment further amends the definition of Acquiring Person in the Rights Plan to eliminate the exemption therefrom for Willis Corroon Group plc. The Rights Plan was established to ensure that Gryphon shareholders receive fair value and equal treatment in the event of any proposed takeover of the Company. After careful review of the existing Rights Plan, Gryphon's Board of Directors has determined that this amendment is in the Company's and its shareholders' best interests. The Board believes the amendment will facilitate its management of the ongoing affairs of Gryphon and the formulation of new initiatives and strategies.